Exhibit 99.1

Magenta Therapeutics Adopts Limited Duration Stockholder Rights Plan

Cambridge, MA – March 31, 2023 – Magenta Therapeutics, Inc. (Nasdaq: MGTA) (“Magenta” or the “Company”) today announced that its Board of Directors (the “Board”) has unanimously adopted a limited duration stockholder rights plan (the “Rights Plan”). The Rights Plan will give the Board sufficient time to conduct its previously announced comprehensive review of strategic alternatives focused on maximizing shareholder value. The Rights Plan has been adopted in order to protect the best interests of the Company and its shareholders, help ensure that all interested parties have the opportunity to participate fairly in the strategic review process, and provide the Board and shareholders time to make informed decisions. The Rights Plan is also intended to reduce the likelihood that any person or group gains control of the Company through open market accumulations or other tactics and reduce the likelihood that actions are taken by third parties that are not in the best interests of the Company and all of its shareholders.

The Rights Plan applies equally to all current and future shareholders and is not intended to deter offers or preclude the Board from considering offers that are fair and otherwise in the best interests of all the Company’s shareholders.

The Rights Plan provides several recognized shareholder protections, such as the following:

•	The Rights Plan will expire in one year, at the close of business on March 30, 2024.

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The Rights Plan has an exception for offers made for all shares of the Company that treat all shareholders equally, including a qualifying offer clause that provides stockholders the ability to call a special meeting for purposes of exempting a “qualifying offer.”

•	The Rights Plan does not contain any dead-hand, slow-hand, no-hand or similar feature that would limit the ability of a future Board to redeem the rights.

Additional Information on Stockholder Rights Plan

The Rights Plan is similar to plans adopted by other publicly traded companies. Pursuant to the Rights Plan, Magenta declared a dividend distribution of one preferred stock purchase right for each outstanding share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to stockholders of record as of the close of business on April 11, 2023 (the “Record Date”). In addition, one right will automatically attach to each share of Common Stock issued between the Record Date and the earlier of the distribution date and the expiration date of the rights. Each right entitles the registered holder thereof to purchase from the Company a unit consisting of one ten-thousandth of a share (a “Unit”) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”) at a cash exercise price of $3.75 per Unit, subject to adjustment, under certain conditions specified in the Rights Plan and summarized below.

The rights will become exercisable if an entity, person or group acquires beneficial ownership of 10% or more of the Company’s outstanding Common Stock. In the event that the rights become exercisable due to the triggering ownership threshold being crossed, each right will entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights will become void and will not be exercisable) to receive shares of Common Stock having a market value equal to two times the exercise price of the right. In the event of a merger or similar change of control of the Company, each right will entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights will become void and will not be exercisable) to receive shares of common stock of the acquiring company having a market value equal to two times the exercise price of the right.

Under the Rights Plan, any person, entity or group that currently owns more than the triggering percentage may continue to own its shares of Common Stock but may not acquire any additional shares of Common Stock, or form a group with another owner of Common Stock, without triggering the Rights Plan.

A copy of the Rights Plan and a summary of its terms will be filed on a Form 8-K with the Securities and Exchange Commission.

Advisors

Goodwin Procter LLP is serving as legal counsel for Magenta and Houlihan Lokey, Inc. is serving as financial advisor.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. These statements include, without limitation, implied and express statements relating to the anticipated benefits and expected consequences of the rights plan that Magenta has adopted. Words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “endeavor,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “preliminary,” “will,” “would” and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are based on current expectations, are only predictions and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those indicated, including, without limitation, the effectiveness of the rights plan in providing the Board of Directors with time to make informed decisions that are in the best long-term interests of Magenta and its stockholders. These and other risks are described in additional detail in Magenta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its other filings made with the Securities and Exchange Commission from time to time. Any forward-looking statements contained in this press release represent Magenta’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Magenta explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

Contact:

investor@magentatx.com